Exhibit 3.1

FedEx Freight Holding Company, Inc.

Amended and Restated Certificate of Incorporation

FedEx Freight Holding Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Corporation was originally incorporated under the name “FedEx Freight Corporation” on July 14, 2025, and that its original Certificate of Incorporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on the same date and was amended by the Certificate of Amendment to the Original Certificate filed with the Secretary of State of the State of Delaware on August 1, 2025. The Corporation further certifies that this Amended and Restated Certificate of Incorporation (this “Amended Certificate”) restates, integrates, and amends the provisions of the Original Certificate. This Amended Certificate has been duly adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

The text of the Original Certificate as heretofore amended or supplemented is hereby amended and restated to read in its entirety as follows:

Article First: The name of the corporation is FedEx Freight Holding Company, Inc.

Article Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is [●] shares consisting of [●] shares of Series Preferred Stock, no par value (herein called the “Series Preferred Stock”), and [●] shares of Common Stock, par value $0.10 per share (herein called the “Common Stock”).

The following is a statement of the powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, in respect of each class and series of stock of the Corporation:

I.             SERIES PREFERRED STOCK

1.             Conditions of Issuance. Series Preferred Stock may be issued from time to time and in such amounts and for such consideration as may be determined by the board of directors of the Corporation (the “Board of Directors”). The designation and relative rights and preferences of each series, except to the extent such designations and relative rights and preferences may be required by the DGCL or this Amended Certificate, shall be such as are fixed by the Board of Directors and stated in a resolution or resolutions adopted by the Board of Directors authorizing such series (herein called the “Series Resolution”). A Series Resolution authorizing any series shall fix:

A.             The designation of the series, which may be by distinguishing number, letter, or title;

B.             The number of shares of such series;

C.             The divided rate or rates of such shares, the date at which dividends, if declared, shall be payable, and whether or not such dividends are to be cumulative, in which case such Series Resolution shall state the date or dates from which dividends shall be cumulative;

D.             The amounts payable on shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up;

E.             The redemption rights and price or prices, if any, for the shares of such series;

F.             The terms and amount of any sinking fund or analogous fund providing for the purchase or redemption of the shares of such series, if any;

G.             The voting rights, if any, granted to the holders of the shares of such series in addition to those required by the DGCL or this Amended Certificate;

H.             Whether the shares of such series shall be convertible into shares of the Corporation’s Common Stock or any other class of the Corporation’s capital stock, and if convertible, the conversion price or prices, any adjustment thereof, and any other terms and conditions upon which such conversion shall be made; and

I.             Any other rights, preferences, restrictions, or conditions relative to the shares of such series as may be permitted by the DGCL or this Amended Certificate.

2.             Restrictions. In no event, so long as any Series Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, Common Stock, other than a dividend or distribution payable in shares of such Common Stock, nor (without the written consent of such number of the holders of the issued and outstanding Series Preferred Stock as shall have been specified in the Series Resolution authorizing the issuance of such outstanding Series Preferred Stock) shall any shares of Common Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, unless in each instance full dividends on all issued and outstanding shares of the Series Preferred Stock for all past dividend periods shall have been paid and the full dividend on all issued and outstanding shares of the Series Preferred Stock for the current dividend period shall have been paid or declared and sufficient funds for the payment thereof set apart and any arrears in the mandatory redemption of the Series Preferred Stock shall have been made good.

3.             Priority. Series Preferred Stock, with respect to both dividends and distribution of assets on liquidation, dissolution, or winding up, shall rank prior to the Common Stock.

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4.             Voting Rights. Holders of Series Preferred Stock shall have no right to vote for the election of directors of the Corporation (“Directors”) or on any other matter unless a vote of such class is required by the DGCL, this Amended Certificate, or a Series Resolution.

5.             Filing of Amendments. The Board of Directors shall adopt amendments to this Amended Certificate fixing, with respect to each series of Series Preferred Stock, the matters described in paragraph 1 of this Subdivision I.

II.             COMMON STOCK

All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

1.             Dividends. When and as dividends are declared upon the Common Stock, whether payable in cash, in property, or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.

2.             Voting Rights. The holders of Common Stock shall have the sole right to vote for the election of Directors or on any other matter unless required by the DGCL, this Amended Certificate, or a Series Resolution. The holders of Common Stock shall be entitled to one vote for each share held.

III.             OTHER PROVISIONS

1.             No holder of any of the shares of any class or series of stock or of options, warrants, or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any pre-emptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class, or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

2.             Shares of Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

3.             The number of authorized shares of Common Stock or Series Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate vote of any holders of shares of Common Stock or Series Preferred Stock, unless a separate vote of any such holders is required pursuant to the terms of any Series Resolution, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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Article Fifth: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

The following is a statement of the classification and appointment and removal rights in respect of the Board of Directors:

1.             Classified Board. The Board of Directors (other than those Directors elected by the holders of any series of Preferred Stock pursuant to the terms of any Series Resolution (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. Directors designated as Class I Directors shall initially serve until the first annual meeting of stockholders following the Distribution Date (as defined in that certain Separation and Distribution Agreement, entered into by and between the Corporation and FedEx Corporation on [●], 2026 (the “Separation Agreement”)), and Director nominees elected to succeed such Class I Directors as Class I Directors shall hold office for a three-year term and until their respective successors shall have been duly elected and qualified or until their earlier death, resignation, disqualification, or removal. Directors designated as Class II Directors shall initially serve until the second annual meeting of stockholders following the Distribution Date and Director nominees elected to succeed such Class II Directors as Class II Directors shall hold office for a three-year term and until their respective successors shall have been duly elected and qualified or until their earlier death, resignation, disqualification, or removal. Directors designated as Class III Directors shall initially serve until the third annual meeting of stockholders following the Distribution Date and Director nominees elected to succeed such Class III Directors as Class III Directors shall hold office for a two-year term and until their respective successors shall have been duly elected and qualified or until their earlier death, resignation, disqualification, or removal. Commencing with the second annual meeting of stockholders following the Distribution Date, Directors of each class the term of which shall then or thereafter expire shall be elected to hold office for a term of office to expire at the fifth annual meeting of stockholders following the Distribution Date. Notwithstanding anything herein to the contrary, commencing with the fifth annual meeting of stockholders following the Distribution Date, the Board of Directors shall cease to be classified under Section 141(d) of the DGCL and Directors shall no longer be divided into three classes, and each Director (other than the Preferred Stock Directors) shall be elected at such annual meeting and each annual meeting of the stockholders thereafter by the stockholders entitled to vote thereon and shall hold office until the next annual meeting of stockholders and until such Director’s respective successor shall have been duly elected and qualified or until their earlier death, resignation, disqualification, or removal. Prior to the fifth annual meeting of stockholders following the Distribution Date, if the number of Directors (other than Preferred Stock Directors) has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible. The initial assignment of Directors to each such class shall be made by the Board of Directors.

2.             Vacancies and Newly Created Directorships. Subject to the rights of the holders of any issued and outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of Directors and any vacancies in the Board of Directors resulting from death, retirement, disqualification, resignation, removal from office, or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining Director and not by the stockholders. Prior to the conclusion of the fifth annual meeting of stockholders following the Distribution Date, any Director appointed to fill a newly created directorship resulting from an increase in the number of Directors shall hold office for a term that shall coincide with the remaining term of the class of Directors to which such Director is appointed, and any Director appointed to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of such Director’s predecessor, in each case subject to such Director’s earlier death, resignation, disqualification, or removal. From and after the conclusion of the fifth annual meeting of stockholders following the Distribution Date, any Director chosen to fill a vacancy, including a newly created directorship resulting from an increase in the number of Directors, shall hold office for a term expiring at the next annual meeting of stockholders and until such Director’s successor shall have been duly elected and qualified, subject to such Director’s earlier death, resignation, disqualification, or removal. No decrease in the authorized number of Directors shall shorten the term of any incumbent Director.

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3.             Removal of Directors. Prior to the conclusion of the fifth annual meeting of stockholders following the Distribution Date, except for Preferred Stock Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause. From and after the conclusion of the fifth annual meeting of stockholders following the Distribution Date, except for Preferred Stock Directors, any Director or the entire Board of Directors may be removed from office at any time, with or without cause. In either case, removal may only occur by the affirmative vote of the holders of at least a majority of the total voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Article Sixth: Unless otherwise required by the DGCL or a Series Resolution, until the conclusion of the fifth annual meeting of stockholders following the Distribution Date, the stockholders shall have no ability to call a special meeting of stockholders for any purpose or purposes. Notwithstanding any other provision of this Amended Certificate (and in addition to any other vote that may be required by the DGCL, this Amended Certificate, or the Bylaws of the Corporation (the “Bylaws”)), until the conclusion of the fifth annual meeting of stockholders following the Distribution Date, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, or repeal, or to adopt any provision inconsistent with, Article Fifth or this Article Sixth.

Article Seventh: The corporation is to have perpetual existence.

Article Eighth: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to:

1.             Make, alter, amend, and repeal the Bylaws (except so far as the Bylaws adopted by the stockholders shall otherwise provide). Any Bylaws made by the Directors under the powers conferred hereby may be altered, amended, or repealed by the Directors or by the stockholders.

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2.             Cause to be executed mortgages and liens upon the real and personal property of the Corporation.

3.             Set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

4.             By a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she, or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in the Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to: amending this Amended Certificate; adopting an agreement of merger or consolidation; recommending to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets; recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution; or amending the Bylaws. Unless expressly so provide the resolution of the Board of Directors or in the Bylaws, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

5.             When and as authorized by the stockholders in accordance with statute, sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.

Article Ninth: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors and/or of the stockholders/or class stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

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Article Tenth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws. Elections of Directors need not be by written ballot unless the Bylaws shall so provide.

Article Eleventh: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article Twelfth: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Article Thirteenth: No Director or Officer shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer, respectively, to the fullest extent permitted under applicable law, provided that this Article Thirteenth shall not eliminate or limit the liability of: (i) a Director or Officer for any breach of the Director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (ii) a Director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a Director under Section 174 of the DGCL or any amendment or successor provision thereto, (iv) a Director or Officer for any transaction from which the Director or Officer derived an improper personal benefit, or (v) an Officer in any action by or in the right of the Corporation. Neither the amendment nor repeal of this Article Thirteenth, nor the adoption of any provision inconsistent with this Article Thirteenth, shall eliminate or reduce the effect of this Article Thirteenth with respect to any matter occurring, or any cause of action, suit, or claim that, but for this Article Thirteenth, would accrue or arise prior to such amendment, repeal, or adoption of an inconsistent provision. All references in this Article Thirteenth to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer” as defined in Section 102(b)(7) of the DGCL.

Article Fourteenth: To the fullest extent permitted by law, and unless otherwise explicitly agreed in writing:

1.             The doctrine of corporate opportunity, or any analogous doctrine, shall not apply with respect to, and the Corporation renounces any expectancy to, any corporate opportunity that may relate to one or both of FedEx’s and the Corporation’s businesses from (i) FedEx or (ii) any of the Directors or officers of the Corporation (for purposes of this clause (ii), (x) in circumstances where the application of any such doctrine to a corporate opportunity may reasonably conflict with any fiduciary duties or contractual obligations any such person may have to FedEx as of the date of this Amended Certificate or in the future, and (y) insofar as such corporate opportunity is not offered to such person expressly and solely in such person’s capacity as a Director or officer of the Corporation and such opportunity is one that the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and such person is permitted to refer that opportunity to the Corporation without violating any legal obligation).

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2.             Neither FedEx nor any of the Directors or officers of the Corporation (i) shall have any duty to communicate or present any corporate opportunity that may relate to one or both of FedEx’s and the Corporation’s businesses to the Corporation or (ii) shall be liable to the Corporation or its stockholders for breach of fiduciary duty in any capacity by reason of the fact that FedEx pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to FedEx, or does not present such corporate opportunity to the Corporation (for purposes of Directors or officers of the Corporation, (x) in circumstances where communicating or presenting such corporate opportunity to the Corporation may reasonably conflict with any fiduciary duties or contractual obligations any such person may have to FedEx as of the date of this Amended Certificate or in the future, and (y) insofar as such corporate opportunity is not offered to such person solely in such person’s capacity as a Director or officer of the Corporation and such corporate opportunity is one that the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and such person is permitted to refer such corporate opportunity to the Corporation without violating any legal obligation).

All references in this Article Fourteenth to “FedEx” shall mean FedEx Corporation, a Delaware corporation, any and all successors thereto by way of merger, consolidation, or sale of all or substantially all of its assets or equity, and any and all corporations, partnerships, joint ventures, limited liability companies, associations, and other entities (A) in which FedEx Corporation owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests, or similar ownership interests, (B) of which FedEx Corporation otherwise directly or indirectly controls or directs the policies or operations, or (C) that would be considered subsidiaries of FedEx Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”), now or hereafter existing; provided, however, that “FedEx” shall not include the Corporation or any entities (X) in which the Corporation owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests, or similar ownership interests, (Y) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations, or (Z) that would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act, now or hereafter existing.

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IN WITNESS WHEREOF, FedEx Freight Holding Company, Inc. has caused this Amended Certificate to be signed by [●], its [●], this [●] day of [●], 2026.

FedEx Freight Holding Company, Inc.

By:

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